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                                                                Exhibit 4.9


                               WARRANT TO PURCHASE

                            SERIES E PREFERRED STOCK

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

                             DATED FEBRUARY 21, 1997

                          BIOSOURCE TECHNOLOGIES, INC.

             INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA
                          VOID AFTER FEBRUARY 20, 2002

THIS CERTIFIES THAT, for value received, Bay City Capital LLC ("Holder"), is entitled to purchase, on the terms hereof, One Hundred Thousand (100,000) shares of Series E Preferred Stock of Biosource Technologies, Inc., a California corporation (the "Company"), at a purchase price and subject to adjustment as set forth herein.

         1.   EXERCISE OF WARRANT

         The terms asked conditions upon which this Warrant may be exercised, and the Preferred Stock covered hereby (the "Warrant Stock") may be purchased, are as follows:

         1.1 TERM AND EXERCISABILITY OF WARRANT. Commencing on the Warrant Issue Date and ending on February 20, 2002, this Warrant may be exercised in whole or in part at any time on or after the occurrence of either of the following events: (a) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Common Stock for the account of the Company to the public and the Company's Common Stock referred to above is offered at a public offering price per share (determined without regard to underwriter commissions and expenses) of not less than nine dollars ($9.00) per share of Common Stock as adjusted for any stock dividend, stock split or combination, recapitalization, consolidation or the like of the Common Stock) and an aggregate offering price of not less than $15,000,000 or (b) the occurrence of an Automatic Conversion event as specified in Article III, Section 5(b) of the Company's Amended and Restated Articles of Incorporation (the "Articles").

                                       1.
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         1.2  EXERCISE PRICE. The purchase price for the shares of Warrant
Stock to be issued upon exercise of this Warrant shall be Four Dollars ($4.00) per share, subject to adjustment as set forth herein. Upon issuance in accordance with the terms hereof, the Warrant Stock will be fully paid and nonassessable.

         1.3 EXERCISE OF WARRANT. The exercise of the purchase rights evidenced by this Warrant shall be effected by (a) the surrender of the Warrant, together with a duly executed copy of the form of subscription articled hereto, to the Company at its principal offices and (b) the delivery of the purchase price by check or bank draft payable to the Company's order for the number of shares for which the purchase rights hereunder are being exercised, or any other form of consideration approved by the Company's Board of Directors.

         1.4 ISSUANCE OF SHARES. In the event the purchase rights evidenced by this Warrant are exercised in whole or in part, a certificate or certificates for the purchased shares shall be issued to Holder as soon as practicable. In the event the purchase rights evidenced by this Warrant are exercised in part, the Company will also issue to Holder a new warrant representing the unexercised purchase rights.

         2.   FRACTIONAL SHARES

         No fractional shares shall be issued in connection with any exercise of this Warrant. In lieu of the issuance of such fractional share, the Company shall make a cash payment equal to the then fair market value of such fractional share as determined by the Company's Board of Directors.

         3.   RESERVATION OF PREFERRED STOCK

         The Company shall at all times reserve and keep available out of its authorized but unissued shares of Preferred Stock, solely for the purpose of effecting the exercise of this Warrant such number of its shares of Series E Preferred Stock as shall from time to time be sufficient to effect the exercise of this Warrant; and if at any time the number of authorized but unissued shares of Series E Preferred Stock shall not be sufficient to effect the exercise of the entire Warrant, in addition to such other remedies as shall be available to the holder of this Warrant, the Company will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock to such number of shares as shall be sufficient for such purposes.

                                       2.
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         4.   RESERVATION OF COMMON STOCK

         The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting any Conversion Event as defined in Article III, Section 5 of the Articles, such number of shares of Common Stock as shall be issuable with respect to the Warrant Stock upon the occurrence of a Conversion Event; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect all shares subject to a Conversion Event, in addition to such other remedies as shall be available to the holder of the Common Shares, the Company will use its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         5.   PRIVILEGE OF STOCK OWNERSHIP

         Prior to the exercise of this Warrant, Holder shall not be entitled, by virtue of holding this Warrant, to any rights of a stockholder of the Company, including (without limitation) the right to vote, receive dividends or other distributions, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company, except as required by law.

         6.   LIMITATION OF LIABILITY

         No provision hereof, in the absence of affirmative action by the holder hereof to purchase the Warrant Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         7.   NO TRANSFER

         This Warrant and all rights hereunder may not be transferred in whole or in part without the prior written consent of the Company, and any such attempted transfer without the Company's consent shall be null and void.

         8.   WAIVER OF CERTAIN DIVIDEND RIGHTS

         Holder hereby expressly waives all rights to dividends preference in excess of Thirty-Two Cents ($0.32), as a Series E Preferred Stockholder of the Company to which Holder may be entitled under Section 2 of the Articles.

         Holder agrees that the Company may require, as a condition to any transfer of the Series E Preferred Stock, a similar waiver from the transferee, and that the certificates evidencing shares of Series E Preferred Stock may bear a legend to that effect.

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         9.   WAIVER OF CERTAIN LIQUIDATION RIGHTS

         Holder hereby expressly waives all rights to any liquidation preference in excess of Four Dollars ($4.00), as a Series E Preferred Stockholder of the Company to which Holder may be entitled under Section 3 of the Articles.

         Holder agrees that the Company may require, as a condition to any transfer of the Series E Preferred Stock, a similar waiver from the transferee, and that the certificates evidencing shares of Series E Preferred Stock may bear a legend to that effect.

         10.  WAIVER OF CONVERSION PRICE ADJUSTMENT

         Holder hereby expressly waives all rights, as a Series E Preferred Stockholder of the Company only, to any conversation price adjustment of the undersigned's Series E Preferred Stock as provided in Article III, Sections 5(a) and 5(d) of the Articles which may be caused by (1) the issuance, existence or exercise of Holder's Warrant, or (2) the issuance or deemed issuance of "Additional Shares of Common" as such term is defined in the Articles, at Four Dollars ($4.00) or more per share. Holder agrees that the Company may require, as a condition to any transfer of this Warrant or Warrant Stock (collectively, the "Securities"), a similar waiver from the transferee, and that the certificates evidencing shares of Series E Preferred Stock or Common Stock issued upon conversion of Series E Preferred Stock shall bear a legend to that effect.

         Holder acknowledges that the adjustments to the conversion price of the Series E Preferred Stock provided in Section 5(d) of the Articles are applicable only after the Original Issue Date (as defined in the Articles) of the Series E Preferred Stock, which will not occur until a share of the Series E Preferred Stock is first issued.

         11.  PAYMENT OF TAXES

         The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than any thereof on, based on or measured by, the net income of the holder thereof) that may be imposed in respect of, the issue or delivery of the Warrant Stock. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of the Warrant Stock in any name other than that of Holder, and in such case, the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company's satisfaction that no such tax or other charge is due.

         12.  LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of

                                       4.
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all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

         13.  SATURDAYS, SUNDAYS, HOLIDAYS

         If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be Saturday or Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised, except as to the purchase price, on the next succeeding day not a legal holiday.

         14.  RESTRICTED SECURITIES

         14.1 INVESTMENT REPRESENTATIONS.  Holder represents that:

         14.2 PURCHASE FOR OWN ACCOUNT. The Securities are being acquired for its own account, not as a nominee or agent and not with a view to resale or distribution of any part thereof, and it has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder further represents that it does not have any contract, undertaking agreement, or arrangement with any person to sell, transfer or grant participation to any third person with respect to the Securities.

         14.3 RESTRICTED SECURITIES. Holder understands that the Securities may be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, Holder represents that it is familiar with SEC Rule 144, as presently in effect and understands the resale limitations imposed thereby and by the Act.

         14.4 RESTRICTIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Holder agrees not to make any disposition of all or any portion of the Securities unless and until:

              (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (b) (i) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested, Holder shall have furnished Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Securities under the Act.

         14.5 LEGENDS. Holder understands the instruments evidencing the Securities may

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bear one or all of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to rule 144 of such act."

               (b) "The shares evidenced by this certificate are subject to the terms and conditions of a certain information and registration rights agreement which includes a market stand-off agreement. Copies of the agreement may be obtained upon a written request to the Company's secretary."

               (c) "The shares evidenced by this certificate are subject to a waiver of certain dividend rights executed by the registered holder hereof with respect to the issuance of certain securities of the Company. A copy of the waiver of conversion price adjustment may be obtained upon written request to the Company's secretary."

               (d) "The shares evidenced by this certificate are subject to a waiver of certain liquidation rights executed by the registered holder hereof with respect to the issuance of certain securities of the Company. A copy of the waiver of conversion price adjustment may be obtained upon written request to the Company's secretary."

               (e) "The shares evidenced by this certificate are subject to a waiver of conversion price adjustment executed by the registered holder hereof with respect to the issuance of certain securities of the Company. A copy of the waiver of conversion price adjustment may be obtained upon written request to the Company's secretary."

               (f) Any legend required by applicable state law.

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         15.  GOVERNING LAW

         This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California.

                                       BIOSOURCE TECHNOLOGIES, INC.



                                       By
                                         --------------------------------------
                                           Robert L. Erwin
                                           Chairman of the Board

Dated:  December 31, 1997